Exhibit 10.13

On Dekolink letterhead

July 19, 2002

Mr. Ilan Kenig and Tom Dodd
Unity Wireless Systems Corp.
7438 Fraser Park Drive
Burnaby, BC
Canada V5B 5B9

Re:	Proposal for funding from the Canada-Israel Industrial Research & Development Foundation

Dear Mr. Kenig & Mr. Dodd:

Further to our recent discussions in the referenced matter, this is to summarize the proposed commercial principles which will serve as the basis for a proposal to be submitted to the Canada-Israel Industrial Research & Development Foundation ("CIIRDF") for funding by CIIRDF, and a subsequent commercial agreement between Unity Wireless Systems Corp. ("Unity") and Dekolink Wireless Ltd. ("Dekolink").

The subject matter of the cooperation between Unity and Dekolink will be the development and commercial exploitation of a PCS and North America 3G networks Digital Repeater system or other system that may be elected (the "Product"). The Product will contain components separately developed and owned by each of the parties individually, and will be designed for use in cellular telephony systems operating in the frequency band or bands chosen.

The Product will be composed of Unity's pre-distortion amplifier and related technology and Dekolink's proprietary digital filter technology. As integrator, distributor and seller of the Product, the Product will be owned by Dekolink except for Unity's ownership rights in the stand-alone pre-distortion amplifier and related pre-distortion circuitry and software (the "Amplifier Technology")

Dekolink has expertise, and owns or licenses technology, related to the design of repeater systems. Unity has expertise, and owns or licenses technology, related to the design of amplifiers used in repeater systems. Both companies are working on the development of new digital technologies for their products.

The development by Unity of its digital pre-distortion amplifiers for use in Dekolink repeater systems is expected to lead to a "next generation" repeater product with significantly improved performance over contemporary products, and the Product subject of this letter is anticipated to be the first in the new line of the next generation repeater products.

It is understood that:

1. Each party will own the intellectual property ("IP") it develops, and the parties' cooperation as described above will not affect or dilute that ownership, or the ownership of any other IP owned by either party, in any way. Specifically, the Amplifier Technology to be supplied by Unity to Dekolink for incorporation in the Product shall be owned by Unity and may be used separately by Unity as it sees fit, subject to its development and supply to Dekolink for the purposes of marketing the Product. Unity will be permitted to sell the amplifier and related technology to any other client beside Dekolink (A client who is not in a direct competition with Dekolink on a particular tender). Dekolink's repeater systems technology and the digital repeater technology is and shall continue to be owned exclusively by Dekolink and may be used as it sees fit, and the Product shall as mentioned above be owned by Dekolink without however derogating from Dekolink's obligation to make those payments owing to Unity with respect to sales of Unity's amplifiers and Amplifier Technology incorporated as part of the Product. The parties are bound by the terms of a previously-executed non-disclosure agreement which remains in effect and forms part of this understanding by reference.

2. Unity shall develop the pre-distortion RF power amplifier, the digital pre-distortion circuitry and software, and the feedback loop embedded in the Product for purposes of integration into the Product.

3. Further, Unity will develop the digital pre-distortion amplifier based on Dekolink's specifications and interface control document (ICD).

4. Dekolink will be the "product" design authority and will have responsibility for overall project management and subsystem integration for the Product, and development responsibility for the repeater system other than the specific components provided by Unity as mentioned above.

5. The parties will jointly apply for funding from the CIIRDF organization (Canada-Israel Industrial R&D Foundation) to assist with the development of the Product based on the principles outlined above. Unity will complete and submit the CIIRDF application paperwork after approval by Dekolink.

6. The parties agree to apply for CIIRDF funding as follows:

Dekolink	50%
Unity	50%

7. Dekolink has primary responsibility for manufacturing and sales of the Product. Dekolink will purchase the amplifiers and Amplifier Technology for the Product from Unity in accordance with the provisions in Exhibit "A" (To be later attached to this document). At Unity's discretion, and in accordance with terms to be agreed upon between the parties, instead of selling amplifiers and related components to Dekolink for incorporation into the Product, Unity may provide a limited license for Dekolink to manufacture all or part of the amplifiers and Amplifier Technology, to reduce handling and/or manufacturing expense.

8. Unity agrees to sell, and Dekolink agrees to buy for the Product, the Amplifier Technology either as subassemblies or under a manufacturing license as mentioned above, for the NTE (not to exceed) prices and terms in Exhibit "A"; (to be later attached to this document) such prices to be renegotiated annually or as required to reflect market conditions and component costs, in accordance with terms to be agreed upon between the parties. Those terms will contain the customary undertakings and conditions of a contractor acting as developer, manufacturer and supplier of components for integration into a product, including warranties, acceptance procedures, delivery schedules, etc. Said terms will further include Unity's commitment to supply of a sufficient amount of the pre-distortion amplifiers over a sufficient period, and its support of those components, so as to enable Dekolink to comply with its sales undertakings to customers in the long-term. Unity shall be the exclusive provider for the amplifiers for this product for 3 years starting from the day of first commercial sale of the Product, subject to the prices and conditions in exhibit A (To be agreed upon within 2 months following CIIRDF approval )

9. All proceeds of sales of the Products shall be to the account and benefit of Dekolink, however nothing in this Agreement shall prevent the parties from agreeing in the future to additional or alternate methods for selling Products, such as for example forming a joint venture company for sales & marketing of Products.

10. Each party will be liable directly to CIIRDF for repayment from the proceeds of sales of the Products for its share of the funding received from CIIRDF regarding the subject matter of this letter. The parties' liability will be several, that is, neither party will be liable towards CIIRDF for repayment of the other party's share of the funding. It is expressly understood that the only obligation for repayment to CIIRDF will be payment of royalties from the proceeds of sales of the Products, as mentioned below.

11. Subject to the abovementioned, Dekolink will be willing to forward to CIIRDF Unity's shares of the repayments owed by Unity to CIIRDF from the proceeds of sales of Products according to the terms of the CIIRDF Agreement (repayment expected to be 2.5% of sales), and to apply the amounts paid to the credit of each party as follows:

To the credit of Dekolink	50%
To the credit of Unity	50%

it being expressly understood that such repayments by Dekolink on behalf of Unity will be performed as a service only and shall not create any obligation or liability on the part of Dekolink towards either Unity and/or CIIRDF, and Unity will remain solely liable for repayment of its share of the CIIRDF funding to CIIRDF. Accordingly, Unity may request Dekolink to offset in whole or in part any amounts owing to Unity under paragraph 8 above with amounts payable by Unity for repayment of its portion of the CIIRDF funding, until such time as Unity's portion of the CIIRDF funding has been completely repaid.

12. The terms of this letter form the basis of the proposal to be submitted to CIIRDF for funding of the subject matter hereof, provided that said proposal will be submitted within 3 months of the date of this letter. The terms of this letter are further subject to terms and conditions of an agreement to be entered into between the parties as mentioned in paragraph 8 above, which shall include amongst other matters Dekolink's right to continue use, manufacture and sale of the Product (including Unity's amplifier component with negotiated compensation for it) following termination of said agreement.

13. The agreement to be signed between the two parties as mentioned above will be automatically cancelled if no "Products" have been sold commercially in a period of 12 months commencing upon completion of the development cycle of the "Product".

Please indicate Unity's consent to the contents of this letter, in the space provided below.

Yours sincerely,

/s/ Rami Hasarchi
Rami Hasarchi
Dekolink

We consent to the contents of the letter as described above:

/s/ signed
Unity Wireless Systems Corp.
Date July 22/02